SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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        Date of report (Date of earliest event reported): April 30, 1998



                          IPC INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)




         DELAWARE                   0-25492                   58-1636502
----------------------       ----------------------      ----------------------
     (State or other             (Commission File            (IRS Employer
     jurisdiction of                 Number)              Identification No.)
      incorporation)



           WALL STREET PLAZA, 88 PINE STREET, NEW YORK, NEW YORK 10005 (Address of principal executive offices, including zip code)



       Registrant's telephone number, including area code: (212) 825-9060




                                      NONE
          (Former name or former address, if changed since last report)



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Item 1.  Changes in Control of Registrant

        (a) On April 30, 1998, Arizona Acquisition Corp., a Delaware corporation ("AAC"), controlled by Cable Systems Holding, LLC, a Delaware limited liability company ("CSH LLC"), and its affiliates (with CSH LLC, the "CSH Affiliates"), merged with and into the Registrant, IPC Information Systems, Inc., a Delaware corporation (the "Company") (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of December 18, 1997, as amended and restated on April 9, 1998 (the "Merger Agreement"), between AAC and the Company.

         Pursuant to the Merger, each share of the Company's common stock, par value $0.01 per share ("Company Common Stock"), issued and outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than treasury shares, which were canceled) was converted, at the election of the holder thereof into (i) either the right to receive $21.00 per share in cash or (ii) the right to retain one fully paid and nonassessable share of common stock of the surviving corporation (the "Surviving Corporation") (the "Surviving Corporation Common Stock"). The Company's stockholders elected to retain 1,203,870 shares of Surviving Corporation Common Stock (which included the election of Richard P. Kleinknecht, the current Vice Chairman of the Surviving Corporation, to retain 380,952 shares) which was less than the maximum stock election number (1,752,381) and greater than the minumum stock election number (380,952); therefore, proration was not required.

         Upon the Merger, the CSH Affiliates acquired 2,462,887 shares of Surviving Corporation Common Stock in exchange for shares of common stock of AAC for which the CSH Affiliates paid an aggregate of $51,720,627 in cash. Such shares (representing 64.65% of the outstanding shares of Surviving Corporation Common Stock upon the Merger) represent control of the Surviving Corporation.

         Pursuant to the Merger Agreement and the Amended and Restated Investors Agreement (as defined below), the Company's Board of Directors approved a resolution authorizing an increase in the number of directors constituting the Board from six to nine. Upon the Merger, four directors (Peter J. Kleinknecht, Theodore J. Johnson, Peter M. Stein and Robert J. McInerney) resigned from the Board of Directors, and the remaining directors appointed the following six designees of the CSH Shareholders (as defined in the Amended and Restated Investors Agreement) to serve as directors of the Surviving Corporation: Richard
W. Smith and Kilin To, as independent directors, Richard M. Cashin, Jr., David
Y. Howe, Peter A. Woog and David Walsh. In addition, Robert J. McInerney, a designee of the Kleinknecht Shareholders (as defined in the Amended and Restated Investors Agreement), was appointed to serve as a director of the Surviving Corporation.

         At the Effective Time, the Surviving Corporation entered into debt financing arrangements, consisting of both Notes (as defined below) and a senior secured revolving credit facility (the "Revolving Credit Facility"). The amount invested by the CSH Affiliates plus the proceeds of the Notes were used to finance the conversion into cash of the 9,536,665 shares of outstanding Company Common Stock that were not retained by the Company's then-existing stockholders, to


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refinance a portion of the Company's outstanding indebtedness and to pay related transaction fees and expenses. The Revolving Credit Facility is intended to be available for the Company's working capital requirements following the Merger.

         The Surviving Corporation issued $247,400,000 aggregate principal amount at maturity ($180,010,714 initial proceeds upon issuance) of 10 7/8% Senior Discount Notes due May 1, 2008 (the "Notes"). Cash interest on the Notes will be payable semiannually on May 1 and November 1 of each year commencing November 1, 2001 at a rate of 10 7/8%. The Notes are unsubordinated, unsecured indebtedness of the Surviving Corporation, ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of the Surviving Corporation and senior in right of payment to all subordinated indebtedness of the Surviving Corporation.

         On or after May 1, 2003, the Surviving Corporation may redeem the Notes in whole or in part from time to time pursuant to the terms thereof. At any time on or before May 1, 2001, the Surviving Corporation may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the proceeds of one or more Equity Offerings (as defined in the Indenture, dated as of April 30, 1998 (the "Indenture"), between the Company and United States Trust Company of New York, pursuant to which the Notes were issued) at 110.875% of their Accreted Value (as defined in the Indenture) on the redemption date, provided that after any such redemption, Notes representing at least 65% of the Notes originally issued remain outstanding.

         Upon a Change of Control (as defined in the Indenture), the Surviving Corporation will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase plus accrued interest, if any. In addition, a Change of Control would also require the Surviving Corporation to repay outstanding indebtedness under the Revolving Credit Facility.

         The Indenture restricts the ability of the Surviving Corporation and its Restricted Subsidiaries (as defined in the Indenture), among other things, to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make investments or certain other restricted payments, sell assets, redeem capital stock, issue or sell stock of Restricted Subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.

         The Company, IPC Funding Corp. (a newly-formed subsidiary), Morgan Stanley Senior Funding, Inc. ("MSFF"), as syndication agent and arranger, Goldman Sachs Credit Partners L.P., as documentation agent, General Electric Capital Corporation, as collateral agent, and MSSF, as administrative agent, entered into a Credit Agreement, dated as of April 30, 1998, pursuant to which the Surviving Corporation was provided with $55 million of revolving credit (subject to borrowing base and other limitations). The Revolving Credit Facility included a $10 million sublimit for the issuance of letters of credit. Funds from the Revolving Credit Facility were not needed in order to consummate the Merger and the transactions contemplated thereby. The Revolving Credit Facility will bear interest at a rate equal to, at the Surviving Corporation's option,
(i) the rate of interest announced publicly by Citibank, N.A. as its base rate and (ii) a rate equal to 1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds

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transactions with members of the Federal Reserve System arranged by Federal funds brokers, as determined for any day by the administrative agent. The Base Rate and LIBOR Rate will be subject to step-downs based on the leverage ratio of the Surviving Corporation and its subsidiaries on a consolidated basis.

         The Revolving Credit Facility expires five years from the Effective Time. The obligations of the Company under the Revolving Credit Facility are secured by substantially all of the real and personal property of the Company and its subsidiaries including inventory, accounts receivable and the proceeds of the foregoing.

         The Revolving Credit Facility contains customary covenants of the Surviving Corporation and its subsidiaries, including, without limitation, restrictions in (i) asset dispositions, (ii) mergers or acquisitions, (iii) capital expenditures, (iv) restricted payments, including prohibitions on the payment of dividends to, or the repurchase or redemption of stock from, stockholders, (v) the incurrence of indebtedness, (vi) loans and investments,
(vii) liens and (viii) transactions with affiliates (as defined in the Revolving Credit Facility). Pursuant to the terms of the Revolving Credit Facility, the Surviving Corporation would be in default under the Revolving Credit Facility upon (i) the non-payment of principal or interest when due under the notes issued in connection with the Revolving Credit Facility or, subject to applicable grace periods in certain circumstances, upon the non-fulfillment of the covenants described above, (ii) certain changes in control of the ownership of the Company and (iii) various other events of default described in the Revolving Credit Facility. If such an event of default occurs, the banks would be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Revolving Credit Facility and may require all such amounts to be immediately paid in full.

         Immediately following the Merger, the transactions contemplated by the Share Exchange and Termination Agreement dated as of December 18, 1997 (the "Agreement") among the Company, International Exchange Networks, Ltd. ("IXnet"), David Walsh and Anthony Servidio were consummated. Pursuant to the Agreement, Mr. Walsh and Mr. Servidio exchanged 336 shares and 224 shares, respectively, of common stock, par value $0.01 per share, of IXnet (the "Exchange") for 131,047 and 87,365 shares, respectively, of Surviving Corporation Common Stock (net of
(i) 15,239 and 10,159 shares, respectively, which the Company held back pending receipt of certain releases from former shareholders of IXnet and (ii) 6,095 and 4,063 shares, respectively, which were transferred to a former shareholder of IXnet in satisfaction of a certain Installment Share Purchase Agreement). As a result of these transactions, all ownership interests in Surviving Corporation Common Stock were immediately diluted. Upon consummation of the Exchange, Richard P. Kleinknecht and the CSH Affiliates owned approximately 9.43% and 60.99%, respectively, of the outstanding shares of Surviving Corporation Common Stock.

         The Company, CSH LLC, Cable Systems International, Inc. ("CSI"), Lawrence, Smith & Horey III, L.P. ("LSH"), Richard P. Kleinknecht, David Walsh and Anthony Servidio entered into an Amended and Restated Investors Agreement dated as of April 9, 1998 (the "Amended and Restated Investors Agreement"). The Amended and Restated Investors Agreement provides for the addition of CSI and LSH as parties thereto, but otherwise contains substantially the same terms

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and provisions as the Investors Agreement dated as of December 18, 1997 among the Company, CSH LLC, Richard P. Kleinknecht, David Walsh and Anthony Servidio.

         The Surviving Corporation announced on May 1, 1998 its intent to effect, in May, 1998, a 3 for 2 stock split by way of a stock dividend of one share for every two shares outstanding. Surviving Corporation Common Stock is now listed on the Nasdaq SmallCap Market under the symbol "IPCX."

(b)      Not applicable.

         The Company issued a press release dated May 1, 1998 publicly announcing the consummation of the Merger.

         The Company hereby incorporates by reference the Indenture attached hereto as Exhibit 4.1, the Amended and Restated Investors Agreement attached hereto as Exhibit 10.15.1, the Credit Agreement attached hereto as Exhibit 10.22 and the press release attached hereto as Exhibit 99, each made a part hereof, into this Item 1.

ITEMS 2 THROUGH 6, 8 AND 9

         Not applicable.

ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

         (a)      Financial statements of businesses acquired.

                  Not applicable.

         (b)      Pro forma financial information.

                  Not applicable.

         (c) Exhibits. The following Exhibits are filed as part of this report:


    Exhibit No.                Description
    -----------                -----------
        4.1 Indenture dated as of April 30, 1998 between IPC Information Systems, Inc. and United States Trust Company of New York, as indenture trustee.


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      10.15.1       Amended and Restated Investors Agreement, dated as of April
                    9, 1998, by and among, IPC Information Systems, Inc., Cable Systems Holding, LLC, Cable Systems International, Inc., Richard P. Kleinknecht, David Walsh, Anthony Servidio and Lawrence, Smith & Horey III, L.P.

       10.22 Credit Agreement dated as of April 30, 1998 among IPC Information Systems, Inc., IPC Funding Corp., Morgan Stanley Senior Funding, Inc., ("MSSF"), as syndication agent and arranger, Goldman Sachs Credit Partners L.P., as documentation agent, General Electric Capital Corporation, as collateral agent, and MSSF, as administrative agent.

         99         Press Release issued on May 1, 1998.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   IPC INFORMATION SYSTEMS, INC.


                                   By: /s/ TERRY CLONTZ
                                       -----------------------------------------
                                           Terry Clontz
                                           President and Chief Executive Officer


Dated: May 15, 1998


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                                  EXHIBIT INDEX



          EXHIBIT                DESCRIPTION
          -------                -----------
            4.1 Indenture dated as of April 30, 1998 between IPC Information Systems, Inc. and United States Trust Company of New York, as indenture trustee.


          10.15.1 Amended and Restated Investors Agreement, dated as of April 9, 1998, by and among, IPC Information Systems, Inc., Cable Systems Holding, LLC, Cable Systems International, Inc., Richard P. Kleinknecht, David Walsh, Anthony Servidio and Lawrence Smith & Horey III, L.P.

           10.22 Credit Agreement dated as of April 30, 1998 among IPC Information Systems, Inc., IPC Funding Corp., Morgan Stanley Senior Funding, Inc., ("MSSF"), as syndication agent and arranger, Goldman Sachs Credit Partners L.P., as documentation agent, General Electric Capital Corporation, as collateral agent, and MSSF, as administrative agent.

             99     Press Release issued on May 1, 1998.



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